Exhibit 10(d)(iv)

FORM B - OFFICER

NORTHROP GRUMMAN CORPORATION

TERMS AND CONDITIONS APPLICABLE TO

2005 RESTRICTED PERFORMANCE STOCK RIGHTS

GRANTED UNDER THE 2001 LONG-TERM INCENTIVE STOCK PLAN

These Terms and Conditions (“Terms”) apply to certain “Restricted Performance Stock Rights” (“RPSRs”) granted by Northrop Grumman Corporation (the “Company”) in 2005. If you were granted an RPSR award by the Company in 2005, the date of grant of your RPSR award and the target number of RPSRs applicable to your award are set forth in the letter from the Company announcing your RPSR award grant (your “Grant Letter”) and are reflected in the electronic stock plan award recordkeeping system (“Stock Plan System”) maintained by the Company or its designee. These Terms apply to your RPSR award if referenced in your Grant Letter and/or on the Stock Plan System with respect to your award. If you were granted an RPSR award, you are referred to as the “Grantee” with respect to your award. Capitalized terms are generally defined in Section 9 below if not otherwise defined herein.

Each RPSR represents a right to receive one share of the Company’s Common Stock, or cash of equivalent value as provided herein, subject to vesting as provided herein. The performance period applicable to your award is January 1, 2006 to December 31, 2008 (the “Performance Period”). The target number of RPSRs subject to your award are subject to adjustment as provided herein. The RPSR award is subject to all of the terms and conditions set forth in these Terms, and is further subject to all of the terms and conditions of the Plan, as it may be amended from time to time, and any rules adopted by the Committee, as such rules are in effect from time to time.

1.	Vesting; Payment of RPSRs.

The RPSRs are subject to the vesting and payment provisions established (or to be established, as the case may be) by the Committee with respect to the Performance Period. RPSRs that vest based on such provisions and any related Dividend Equivalents (as defined below) will be paid as provided below. No fractional shares will be issued.

1.1 Performance-Based Vesting of RPSRs. At the conclusion of the Performance Period, the Committee shall determine whether and the extent to which the applicable performance criteria have been achieved for purposes of determining earnouts and RPSR payments. Based on its determination, the Committee shall determine the percentage of RPSRs subject to the award (if any) that have vested for the Performance Period in accordance with the earnout schedule established (or to be established, as the case may be) by the Committee with respect to the Performance Period (the “Earnout Percentage”). Except as provided in Section 1.2 below, any RPSRs subject to the award that are not vested as of the conclusion of the Performance Period after giving effect to the Committee’s determinations under this Section 1.1 shall terminate and become null and void immediately following such determinations.

1.2 Minimum Vesting. The Earnout Percentage determined under Section 1.1 shall not be less than thirty (30) percent; provided, however, that such minimum Earnout Percentage shall not apply if, as of the December 31 immediately preceding the start of the Performance Period, the Grantee is either the Chief Executive Officer of the Company, is otherwise a “Covered Employee” (as defined for purposes of Section 162(m) of the Code) of the Company, or is one of the next three highest compensated employees (as determined by proxy convention) with respect to the Company.

1.3 Payment of RPSRs. The number of RPSRs payable at the conclusion of the Performance Period (“Earned RPSRs”) shall be determined by multiplying the Earnout Percentage by the target number of RPSRs subject to the award. The Earned RPSRs may be paid out in either an equivalent number of shares of Common Stock, or, in the discretion of the Committee, in cash or in a combination of shares of Common Stock and cash. In the event of a cash payment, the amount of the payment for each Earned RPSR to be paid in cash (subject to tax withholding as provided in Section 6 below) will equal the Fair Market Value (as defined below) of a share of Common Stock as of the date the Committee determines the extent to which the applicable RPSR performance criteria have been achieved. RPSRs will normally be paid by March 30 following the end of the Performance Period.

1.4 Dividend Equivalents. At the conclusion of the Performance Period, the Grantee shall be entitled to payment for Dividend Equivalents (if any) with respect to the Earned RPSRs (if any). For purposes of these Terms, “Dividend Equivalents” means the aggregate amount of dividends paid by the Company on a number of shares of Common Stock equivalent to the number of Earned RPSRs during the period from the beginning of the Performance Period until the date the Earned RPSRs are paid (without interest or other adjustments to reflect the time value of money, but subject to adjustment pursuant to Section 5.1). For these purposes, any Earned RPSRs in excess of the target number of RPSRs subject to the award shall be considered to have been granted at the beginning of the Performance Period.

1.5 Payment of Dividend Equivalents. Dividend Equivalents (if any) will be paid at the same time as the Earned RPSRs to which they relate are paid. Dividend Equivalents will be paid in cash or, in the discretion of the Committee, distributed in shares of Company Common Stock or a combination of cash and shares. If distributed in shares, the number of shares to be issued (subject to tax withholding) will be determined by (a) determining the aggregate cash amount of the Dividend Equivalents payable, and (b) dividing such amount by the average closing price of a share of Common Stock on the composite tape of the New York Stock Exchange for trading days during the last month of the Performance Period. Fractional shares will not be paid.

2.	Early Termination of Award; Termination of Employment.

2.1 General. The RPSRs and related Dividend Equivalents subject to the award shall terminate and become null and void prior to the conclusion of the Performance Period if and when (a) the award terminates in connection with a Change in Control pursuant to Section 5 below, or (b) except as provided below in this Section 2 and in Section 5, the Grantee ceases for any reason to be an employee of the Company or one of its subsidiaries.

2.2 Termination of Employment Due to Retirement, Death or Disability. The number of RPSRs (and related Dividend Equivalents) subject to the award that would otherwise be paid if the Grantee had remained employed by the Company or a subsidiary through the entire Performance Period shall vest on a prorated basis as provided herein if the Grantee’s employment by the Company and its subsidiaries terminates due to the Grantee’s Retirement, death, or Disability and, in each case, only if the Grantee has completed at least six (6) consecutive calendar months of employment with the Company or a subsidiary during the three-year Performance Period. Such prorating of RPSRs (and related Dividend Equivalents) shall be based on the number of full months the Grantee was actually employed by the Company or one of its subsidiaries out of the thirty-six month Performance Period. Partial months of employment during the Performance Period, even if substantial, shall not be counted for purposes of prorated vesting. Any RPSRs (and related Dividend Equivalents) subject to the award that do not vest in accordance with this Section 2.2 upon a termination of the Grantee’s employment due to Retirement, death or Disability shall terminate immediately upon such termination of employment.

In the case of Retirement, the number of Earned RPSRs subject to prorating shall be calculated based on the entire Performance Period in accordance with Section 1 above as if the Grantee had not terminated employment. In the case of death or Disability (a) the Performance Period used to calculate the Grantee’s Earned RPSRs will be deemed to have ended as of the most recent date that performance has been measured by the Company with respect to the RPSRs (but in no event shall such date be more than one year before the Grantee’s termination of employment), (b) the Earnout Percentage of the Grantee’s RPSRs will be determined based on actual performance for that short Performance Period, and (c) payment of Earned RPSRs (and Dividend Equivalents thereon) will normally be made by the end of the third month following the month of the Grantee’s death or Disability. The Earnout Percentage shall be determined after giving effect to Section 1.2, if applicable.

In the event of the Grantee’s death subsequent to a termination of employment due to Retirement or Disability, the Grantee’s Successor shall be entitled to any payments to which the Grantee would have been entitled under this Agreement.

2.3 Other Terminations of Employment. Subject to Section 5.2, all RPSRs subject to the award and related Dividend Equivalents terminate immediately upon a termination of the Grantee’s employment: (a) for any reason other than due to the Grantee’s Retirement, death or Disability; or (b) for Retirement, death or Disability, if the six-month employment requirement under Section 2.2 above is not satisfied.

2.4 Leave of Absence. Unless the Committee otherwise provides (at the time of the leave or otherwise), if the Grantee is granted a leave of absence by the Company, the Grantee (a) shall not be deemed to have incurred a termination of employment at the time such leave commences for purposes of the award, and (b) shall be deemed to be employed by the Company for the duration of such approved leave of absence for purposes of the award. A termination of employment shall be deemed to have occurred if the Grantee does not timely return to active employment upon the expiration of such approved leave or if the Grantee commences a leave that is not approved by the Company.

2.5 Salary Continuation. Subject to Section 2.4 above, the term “employment” as used herein means active employment by the Company and salary continuation without active employment (other than a leave of absence approved by the Company that is covered by Section 2.4) will not, in and of itself, constitute “employment” for purposes hereof (in the case of salary continuation without active employment, the Grantee’s cessation of active employee status shall, subject to Section 2.4, be deemed to be a termination of “employment” for purposes hereof). Furthermore, salary continuation will not, in and of itself, constitute a leave of absence approved by the Company for purposes of the award.

2.6 Sale or Spinoff of Subsidiary or Business Unit. For purposes of the RPSRs (and related Dividend Equivalents) subject to the award, a termination of employment of the Grantee shall be deemed to have occurred if the Grantee is employed by a subsidiary or business unit and that subsidiary or business unit is sold, spun off, or otherwise divested and the Grantee does not Retire upon or immediately before such event and the Grantee does not otherwise continue to be employed by the Company after such event.

2.7 Continuance of Employment Required. Except as expressly provided in Sections 2.2 and 2.4 above and in Section 5 below, the vesting of the RPSRs and related Dividend Equivalents subject to the award requires continued employment through the last day of the Performance Period as a condition of the payment of such RPSRs and Dividend Equivalents. Employment for only a portion of the Performance Period, even if substantial, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment. Nothing contained in these Terms, the Grant Letter, the Stock Plan System, or the Plan constitutes an employment commitment by the Company or any subsidiary, affects the Grantee’s status (if the Grantee is otherwise an at-will employee) as an employee at will who is subject to termination without cause, confers upon the Grantee any right to continue in the employ of the Company or any subsidiary, or interferes in any way with the right of the Company or of any subsidiary to terminate such employment at any time.

3.	Non-Transferability and Other Restrictions.

The award, as well as the RPSRs and Dividend Equivalents subject to the award, are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge. The foregoing transfer restrictions shall not apply to: (a) transfers to the Company; or (b) transfers pursuant to a qualified domestic relations order (as defined in the Code). Notwithstanding the foregoing, the Company may honor any transfer required pursuant to the terms of a court order in a divorce or similar domestic relations matter to the extent that such transfer does not adversely affect the Company’s ability to register the offer and sale of the underlying shares on a Form S-8 Registration Statement and such transfer is otherwise in compliance with all applicable legal, regulatory and listing requirements.

4.	Compliance with Laws; No Stockholder Rights Prior to Issuance.

The Company’s obligation to make any payments or issue any shares with respect to the award is subject to full compliance with all then applicable requirements of law, the Securities and Exchange Commission, the Commissioner of Corporations of the State of California, or other regulatory agencies having jurisdiction over the Company and its shares, and of any exchange upon which stock of the Company may be listed. The Grantee shall not have the rights and privileges of a stockholder with respect to any shares which may be issued in respect of the RPSRs and/or Dividend Equivalents until the date appearing on the certificate(s) for such shares (or, in the case of shares entered in book entry form, the date that the shares are actually recorded in such form for the benefit of the Grantee), if such shares become deliverable.

5.	Adjustments; Change in Control.

5.1 Adjustments. The RPSRs, Dividend Equivalents, related performance criteria, and the shares subject to the award are subject to adjustment upon the occurrence of events such as stock splits, stock dividends and other changes in capitalization in accordance with Section 6(a) of the Plan. In the event of any adjustment, the Company will give the Grantee written notice thereof which will set forth the nature of the adjustment.

5.2 Possible Acceleration on Change in Control. Notwithstanding the provisions of Section 2 hereof, and further subject to the Company’s ability to terminate the award as provided in Section 5.3 below, the Grantee shall be entitled to proportionate vesting of the award as provided below if the Grantee is not otherwise entitled to a pro-rata payment pursuant to Section 2 and in the event of the Grantee’s termination of employment in the following circumstances:

(a)	if the Grantee is covered by a Change in Control Severance Arrangement at the time of the termination, if the termination of employment constitutes a “Qualifying Termination” (as such term, or any similar successor term, is defined in such Change in Control Severance Arrangement) that triggers the Grantee’s right to severance benefits under such Change in Control Severance Arrangement.

(b)

if the Grantee is not covered by a Change in Control Severance Arrangement at the time of the termination and if the termination occurs either within the Protected Period corresponding to a Change in Control of the Company or within twenty-four (24) calendar months following the date of a Change in Control of the Company, the Grantee’s employment by the

Company and its subsidiaries is involuntarily terminated by the Company and its subsidiaries for reasons other than Cause or by the Grantee for Good Reason.

Notwithstanding anything else contained herein to the contrary, the termination of the Grantee’s employment (or other events giving rise to Good Reason) shall not entitle the Grantee to any accelerated vesting pursuant to clause (b) above if there is objective evidence that, as of the commencement of the Protected Period, the Grantee had specifically been identified by the Company as an employee whose employment would be terminated as part of a corporate restructuring or downsizing program that commenced prior to the Protected Period and such termination of employment was expected at that time to occur within six (6) months. The applicable Change in Control Severance Arrangement shall govern the matters addressed in this paragraph as to clause (a) above.

In the event the Grantee is entitled to a prorated payment in accordance with the foregoing provisions of this Section 5.2, then the Grantee will be eligible for a prorated portion of the RPSRs (and related Dividend Equivalents) determined in accordance with the following formula: (a) the Earnout Percentage determined in accordance with Section 1 but calculated based on performance for the portion of the three-year Performance Period ending on the last day of the month coinciding with or immediately preceding the date of the termination of the Grantee’s employment, multiplied by (b) the target number of RPSRs subject to the award, multiplied by (c) a fraction the numerator of which is the total number of full months that the Grantee was an employee of the Company or a subsidiary on and after the beginning of the Performance Period and through the date of the termination of the Grantee’s employment (but not in excess of 36 months) and the denominator of which is 36. Accumulated Dividend Equivalents through the date of the termination shall be paid to the Grantee with respect to the Grantee’s RPSRs which are paid. Payment will be made no later than 60 days after the later of the Change in Control of the Company or the termination of the Grantee’s employment.

5.3 Automatic Acceleration; Early Termination. If the Company undergoes a Change in Control triggered by clause (iii) or (iv) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control the Grantee shall be entitled to a prorated payment of the RPSRs as provided below. Unless the Committee expressly provides otherwise in the circumstances, no acceleration of vesting or exercisability of the award shall occur pursuant to this Section 5.3 in connection with a Change in Control if either (a) the Company is the surviving entity, or (b) the successor to the Company (if any) (or a Parent thereof) agrees in writing prior to the Change in Control to assume the award. The award shall terminate, subject to such prorated payment provisions, upon a Change in Control triggered by clause (iii) or (iv) of the definition thereof in which the Company is not the surviving entity and the successor to the Company (if any) (or a Parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control. The Committee may make adjustments pursuant to Section 6(a) of the Plan and/or deem an acceleration of vesting of the award pursuant to this Section 5.3 to occur sufficiently prior to an event if necessary or deemed appropriate to permit the Grantee to realize the benefits intended to be conveyed with respect to the shares underlying the award; provided, however, that, the Committee may reinstate the original terms of the award if the related event does not actually occur.

In the event the Grantee is entitled to a prorated payment in accordance with the foregoing provisions of this Section 5.3, then the Grantee will, be eligible for a prorated portion of the RPSRs (and related Dividend Equivalents) determined in accordance with the following formula: (a) the Earnout Percentage determined in accordance with Section 1 but calculated based on performance for the portion of the three-year Performance Period ending on the date of the Change in Control of the Company, multiplied by (b) the target number of RPSRs subject to the award, multiplied by (c) a fraction the numerator of which is the total number of full months that the Grantee was an employee of the Company or a subsidiary on and after the beginning of the Performance Period and before the occurrence of the Change in Control (but not in excess of 36 months) and the denominator of which is 36. Accumulated Dividend Equivalents through the date of the Change in Control shall be paid to the Grantee with respect to the Grantee’s RPSRs which are paid. Payment will be made no later than 60 days after the Change in Control.

6.	Tax Matters.

6.1 Tax Withholding. The Company or the subsidiary which employs the Grantee shall be entitled to require, as a condition of making any payments or issuing any shares upon vesting of the RPSRs or related Dividend Equivalents, that the Grantee or other person entitled to such shares or other payment pay any sums required to be withheld by federal, state or local tax law with respect to such vesting or payment. Alternatively, the Company or such subsidiary, in its discretion, may make such provisions for the withholding of taxes as it deems appropriate (including, without limitation, withholding the taxes due from compensation otherwise payable to the Grantee or reducing the number of shares otherwise deliverable with respect to the award (valued at their then Fair Market Value) by the amount necessary to satisfy such withholding obligations at the flat percentage rates applicable to supplemental wages).

6.2 Transfer Taxes. The Company will pay all federal and state transfer taxes, if any, and other fees and expenses in connection with the issuance of shares in connection with the vesting of the RPSRs or related Dividend Equivalents.

7.	Committee Authority.

The Committee has the discretionary authority to determine any questions as to the date when the Grantee’s employment terminated and the cause of such termination and to interpret any provision of these Terms, the Grant Letter, the Stock Plan System, the Plan, and any other applicable rules. Any action taken by, or inaction of, the Committee relating to or pursuant to these Terms, the Grant Letter, the Stock Plan System, the Plan, or any other applicable rules shall be within the absolute discretion of the Committee and shall be conclusive and binding on all persons.

8.	Plan; Amendment.

The RPSRs and Dividend Equivalents subject to the award are governed by, and the Grantee’s rights are subject to, all of the terms and conditions of the Plan and any other rules adopted by the Committee, as the foregoing may be amended from time to time. The Grantee shall have no rights with respect to any amendment of these Terms or the Plan unless such amendment is in writing and signed by a duly authorized officer of the Company. In the event of a conflict between the provisions of the Grant Letter and/or the Stock Plan System and the provisions of these Terms and/or the Plan, the provisions of these Terms and/or the Plan, as applicable, shall govern.

9.	Definitions.

Whenever used in these Terms, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of either or both of the following:

(i)	The Grantee’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or

(ii)	The willful engaging by the Grantee in misconduct that is significantly injurious to the Company. However, no act, or failure to act, on the Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Change in Control” is used as defined in the Plan.

“Change in Control Severance Arrangement” means a “Special Agreement” entered into by and between the Grantee and the Company that provides severance protections in the event of certain changes in control of the Company or the Company’s Change-in-Control Severance Plan, as each may be in effect from time to time, or any similar successor agreement or plan that provides severance protections in the event of a change in control of the Company.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Company’s Compensation and Management Development Committee or any successor committee appointed by the Board to administer the Plan.

“Disability” means disabled pursuant to the provisions of the Company’s (or one of its subsidiary’s) Long Term Disability Plan applicable to the Grantee; or, if the Grantee is not covered by such a Long Term Disability Plan, the incapacity of the Grantee, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company or the subsidiary which employs the Grantee, such disability to be determined by the Committee upon receipt and in reliance on competent medical advice from one or more individuals, selected by the Committee, who are qualified to give such professional medical advice.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” is used as defined in the Plan; provided, however, the Committee in determining such Fair Market Value for purposes of the award may utilize such other exchange, market, or listing as it deems appropriate. For purposes of a cashless exercise, the Fair Market Value of the shares shall be the price at which the shares in payment of the exercise price are sold.

“Good Reason” means, without the Grantee’s express written consent, the occurrence of any one or more of the following:

(i)	A material and substantial reduction in the nature or status of the Grantee’s authorities or responsibilities (when such authorities and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the start of the Protected Period, other than (A) an inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Grantee, and/or (B) changes in the nature or status of the Grantee’s authorities or responsibilities that, in the aggregate, would generally be viewed by a nationally-recognized executive placement firm as resulting in the Grantee having not materially and substantially fewer authorities and responsibilities (taking into consideration the Company’s industry) when compared to the authorities and responsibilities applicable to the position held by the Grantee immediately prior to the start of the Protected Period. For the purpose of the preceding test, the Grantee and the Company shall mutually agree on a nationally-recognized consulting firm; provided that, if agreement cannot timely be reached, the Company and the Grantee shall each timely choose a nationally-recognized firm and representatives of these two firms shall promptly choose a third firm, which third firm will make the determination referred to in the preceding sentence. The written opinion of the firm thus selected shall be conclusive as to this issue.

In addition, if the Grantee is a vice president, the Grantee’s loss of vice-president status will constitute “Good Reason”; provided that the loss of the title of “vice president” will not, in and of itself, constitute Good Reason if the Grantee’s lack of a vice president title is generally consistent with the manner in which the title of vice president is used within the Grantee’s business unit or if the loss of the title is the result of a promotion to a higher level office. For the purposes of the preceding sentence, the Grantee’s lack of a vice-president title will only be considered generally consistent with the manner in which such title is used if most persons in the business unit with authorities, duties, and responsibilities comparable to those of the Grantee immediately prior to the commencement of the Protected Period do not have the title of vice-president.

(ii)	A reduction by the Company in the Grantee’s annualized rate of base salary as in effect on the date of grant of the award or as the same shall be increased from time to time.

(iii)	A material reduction in the aggregate value of the Grantee’s level of participation in any of the Company’s short and/or long-term incentive compensation plans (excluding stock-based incentive compensation plans), employee benefit or retirement plans, or policies, practices, or arrangements in which the Grantee participates immediately prior to the start of the Protected Period provided; however, that a reduction in the aggregate value shall not be deemed to be “Good Reason” if the reduced value remains substantially consistent with the average level of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(iv)	A material reduction in the Grantee’s aggregate level of participation in the Company’s stock-based incentive compensation plans from the level in effect immediately prior to the start of the Protected Period; provided, however, that a reduction in the aggregate level of participation shall not be deemed to be “Good Reason” if the reduced level of participation remains substantially consistent with the average level of participation of other employees who have positions commensurate with the position held by the Grantee immediately prior to the start of the Protected Period.

(v)	The Grantee is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that is greater than fifty (50) miles away from the Grantee’s principal place of employment for the Company at the start of the corresponding Protected Period; provided that, if the Company communicates an intended effective date for such relocation, in no event shall Good Reason exist pursuant to this clause (v) more than ninety (90) days before such intended effective date.

The Grantee’s right to terminate employment for Good Reason shall not be affected by the Grantee’s incapacity due to physical or mental illness. The Grantee’s continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason herein.

“Parent” is used as defined in the Plan.

“Plan” means the Northrop Grumman 2001 Long-Term Incentive Stock Plan, as it may be amended form time to time.

The “Protected Period” corresponding to a Change in Control of the Company shall be a period of time determined in accordance with the following:

(i)	If the Change in Control is triggered by a tender offer for shares of the Company’s stock or by the offeror’s acquisition of shares pursuant to such a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(ii)	If the Change in Control is triggered by a merger, consolidation, or reorganization of the Company with or involving any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger, consolidation, or reorganization and shall continue through and including the date of the Change in Control; provided that in no case will the Protected Period commence earlier than the date that is six (6) months prior to the Change in Control.

(iii)	In the case of any Change in Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six (6) months prior to the Change in Control and shall continue through and including the date of the Change in Control.

“Retirement” or “Retire” means that the Grantee terminates employment after attaining age 55 with at least 10 years of service (other than in connection with a termination by the Company or a subsidiary for cause). In the case of a Grantee who is an officer of the Company subject to the Company’s mandatory retirement at age 65 policy, “Retirement” or “Retire” shall also include as to that Grantee (without limiting the Grantee’s ability to Retire pursuant to the preceding sentence) a termination of the Grantee’s employment pursuant to such mandatory retirement policy (regardless of the Grantee’s years of service and other than in connection with a termination by the Company or a subsidiary for cause).

“Successor” means the person acquiring a Grantee’s rights to a grant under the Plan by will or by the laws of descent or distribution.